As filed with the Securities and Exchange Commission on December 17, 2018

Registration No. 333-144315

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRA ENERGY PARTNERS, LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	41-2232463
(State of Incorporation)	(I.R.S. Employer Identification Number)

5400 Westheimer Court

Houston, Texas 77056

(Address of Principal Executive Offices)

Spectra Energy Partners, LP

Long-Term Incentive Plan

(Full Title of the Plan)

Kelly L. Gray

Corporate Secretary

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed on July 2, 2007 (File No. 333-144315) (the “Registration Statement”) is being filed for the sole purpose of removing from registration any of the registrant’s unsold common units (“Common Units”) and any related plan interests previously registered under the foregoing Registration Statement that may have been issuable pursuant to the Spectra Energy Partners, LP Long-Term Incentive Plan (the “Plan”), if any.

On December 17, 2018, pursuant to the Agreement and Plan of Merger, dated as of August 24, 2018, by and among the registrant, Spectra Energy Partners (DE) GP, LP, Enbridge Inc. (“Enbridge”), Enbridge (U.S.) Inc., Autumn Acquisition Sub, LLC (“Merger Sub”), and, solely for the purposes of Article I, Article II and Article XI, Enbridge US Holdings Inc., Spectra Energy Corp, Spectra Energy Capital, LLC and Spectra Energy Transmission, LLC, Merger Sub merged with and into the registrant, with the registrant continuing as the surviving entity and an indirect, wholly owned subsidiary of Enbridge (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statement has been terminated.

In accordance with the undertakings made by the registrant in the foregoing Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the registrant hereby removes from registration all such securities registered with respect to the Plan which remain unsold and unissued under the foregoing Registration Statement in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 17th day of December, 2018.

SPECTRA ENERGY PARTNERS, LP BY: SPECTRA ENERGY PARTNERS (DE) GP, LP, its General Partner BY: SPECTRA ENERGY PARTNERS GP, LLC, its General Partner

By:	/s/ Stephen J. Neyland
Stephen J. Neyland
Vice President-Finance
(Duly Authorized Officer)

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.